Free Writing Prospectus dated September 25, 2006	Filed Pursuant to Rule 433(d)
Registration Statement No. 333 - 132732
September 25, 2006

Diageo Capital plc

US$600,000,000 5.875% Notes due 2036

US$600,000,000 5.500% Notes due 2016

US$300,000,000 5.125% Notes due 2012

Guaranteed as to the payment of Principal and Interest by

Diageo plc

Final Term Sheet

The 2036 Notes:

Issuer:	Diageo Capital plc
Guarantor:	Diageo plc
Security:	5.875% Notes due 2036
Format:	SEC Registered
Face Amount:	U.S.$600,000,000
Net Proceeds:	U.S.$590,236,000
Minimum Denomination:	U.S.$1,000
Day Count:	30/360
Reoffer Price:	99.136%
Reoffer Yield:	5.937%
Coupon:	5.875%
Underlying Treasury:	4.50% UST due Feb 2036
Treasury Yield:	4.687%
Spread:	1.25%
Settlement Date:	September 28, 2006
Maturity Date:	September 30, 2036
Interest Payment Dates:	March 30 and September 30, commencing on March 30, 2007
Business Days:	New York / London
Optional Make-Whole Redemption:	The greater of 100% of face amount or present value at a discount rate of Treasury plus 20 bps
Use of Proceeds:	General corporate purposes
Joint Bookrunners:	Goldman, Sachs & Co., Merrill Lynch & Co. and UBS Investment Bank
Co-Managers:	Barclays Capital, Credit Suisse, Deutsche Bank and JPMorgan
Expected Rating:	Moodys: A3 / S&P: A- / Fitch: A+
Expected Listing:	NYSE (expected within 30 days after Settlement Date)

The 2016 Notes:

Issuer:	Diageo Capital plc
Guarantor:	Diageo plc
Security:	5.500% Notes due 2016
Format:	SEC Registered
Face Amount:	U.S.$600,000,000
Net Proceeds:	U.S.$595,966,000
Minimum Denomination:	U.S.$1,000
Day Count:	30/360
Reoffer Price:	99.741%
Reoffer Yield:	5.534%
Coupon:	5.500%
Underlying Treasury:	4.875% UST due Aug 2016
Treasury Yield:	4.544%
Spread:	0.990%
Settlement Date:	September 28, 2006
Maturity Date:	September 30, 2016
Interest Payment Dates:	March 30 and September 30, commencing on March 30, 2007
Business Days:	New York / London
Optional Make-Whole Redemption:	The greater of 100% of face amount or present value at a discount rate of Treasury plus 15 bps
Use of Proceeds:	General corporate purposes
Joint Bookrunners:	Goldman, Sachs & Co., Merrill Lynch & Co. and UBS Investment Bank
Co-Managers:	Barclays Capital, Credit Suisse, Deutsche Bank and JPMorgan
Expected Rating:	Moodys: A3 / S&P: A- / Fitch: A+
Expected Listing:	NYSE (expected within 30 days after Settlement Date)

The 2012 Notes:

Issuer:	Diageo Capital plc
Guarantor:	Diageo plc
Security:	5.125% Notes due 2012
Format:	SEC Registered
Face Amount:	U.S.$300,000,000
Net Proceeds:	U.S.$297,320,000
Minimum Denomination:	U.S.$1,000
Day Count:	30/360
Reoffer Price:	99.420%
Reoffer Yield:	5.243%
Coupon:	5.125%
Underlying Treasury:	4.625% UST due Aug 2011
Treasury Yield:	4.503%
Spread:	0.74%
Settlement Date:	September 28, 2006
Maturity Date:	January 30, 2012
Interest Payment Dates:	January 30 and July 30, commencing on July 30, 2007
Business Days:	New York / London
Optional Make-Whole Redemption:	The greater of 100% of face amount or present value at a discount rate of Treasury plus 12.5 bps
Use of Proceeds:	General corporate purposes
Joint Bookrunners:	Goldman, Sachs & Co., Merrill Lynch & Co. and UBS Investment Bank
Co-Managers:	Barclays Capital, Credit Suisse, Deutsche Bank and JPMorgan
Expected Rating:	Moodys: A3 / S&P: A- / Fitch: A+
Expected Listing:	NYSE (expected within 30 days after Settlement Date)

This document includes disclosure about Diageo’s debt rating. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organisation. Each rating should be evaluated independently of any other rating.

Diageo has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Diageo has filed with the SEC for more complete information about Diageo and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Diageo, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at 1-866-471-2526, Merrill Lynch & Co. at 1-866-500-5408 or UBS Investment Bank at 1-888-722-9555, extension 1088.